Exhibit 99.1

Stereotaxis Reports 2023 Full Year Financial Results

ST. LOUIS, MO, Mar. 4, 2024 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“We enter 2024 having made significant progress in realizing our strategic transformation. This is the year in which we expect all the key puzzle pieces to come together, setting us up for breakout growth to follow,” said David Fischel, Chairman and CEO.

“Our innovation strategy has a strong foundation, and we are pleased with where we stand. Regulatory submissions for our proprietary robotically-navigated ablation catheter have been made in both Europe and the United States, following stellar results from initial clinical use. We have begun formal testing of our smaller highly-accessible robot, and anticipate achieving European regulatory clearance mid-year followed by FDA clearance in the second half of the year. We also expect commercial launches later this year of a guidewire that expands our technology into several new indications, a comprehensive product ecosystem in China, and a digital surgery solution enabling broad operating room connectivity. These innovations collectively serve as a foundational product ecosystem for a high-growth medical robotics company poised to transform endovascular surgery. They are transformational as they structurally improve our clinical, commercial, financial, and strategic foundation.”

“Revenue growth amidst this transition has remained challenging. Revenue in 2023 was pressured by the loss of royalties and recurring shortages of catheters from our partner, highlighting the importance of overcoming key product dependencies. These headwinds counteracted growth in robotic system revenue for the year. System revenue remains lumpy, but we continue to benefit from a significant backlog and pipeline of orders. We were pleased in the fourth quarter to receive our first greenfield robotic system order from Germany in over a decade, and we anticipate continued growth in orders and system revenue as it becomes clear to physicians and hospitals that the supply of robotic catheters is secure.”

“We retain a strong balance sheet which allows us to bring our transformative product ecosystem to market, fund its commercialization, and reach profitability. We have multiple shots on goal for breakout growth in 2025.”

2023 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2023 totaled $4.6 million, compared to $7.3 million in the prior year fourth quarter. System revenue of $0.1 million and recurring revenue of $4.5 million, compared to $2.2 million and $5.1 million, respectively, in the prior year fourth quarter. System revenue was weaker than expected due to delays in hospital construction schedules but does not reflect our normalized expectation. Recurring revenue was in line with recent quarters. Revenue for the full year 2023 totaled $26.8 million compared to $28.1 million in 2022. Full year system revenue was $8.7 million compared to $6.8 million in the prior year, reflecting increased system deliveries. We started 2024 with system backlog of $14.7 million. Full year recurring revenue was $18.0 million compared to $21.3 million, reflecting the absence of catheter royalties received in the prior year and recurring catheter production shortages by our partner.

Gross margin for the fourth quarter and full year 2023 were approximately 60% and 56% of revenue, respectively. Full year gross margins were 79% for recurring revenue and 8% for system revenue. System gross margins reflect significant allocations of overhead and other direct expenses. Operating expenses in the fourth quarter were $8.0 million. Excluding $2.6 million in non-cash stock compensation expense, adjusted operating expenses in the current quarter were $5.4 million, down from the prior year adjusted operating expenses of $6.2 million. Adjusted operating expenses for the full year 2023 were $26.2 million, compared to $26.8 million in the prior year.

Operating loss and net loss for the fourth quarter of 2023 were ($5.3) million and ($5.0) million, respectively, compared to ($4.5) million and ($4.2) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($2.7) million, and ($2.4) million, respectively, compared to ($1.9) million and ($1.6) million in the previous year. For the full year 2023, adjusted operating loss of ($11.3) million and adjusted net loss of ($10.2) million compared to an adjusted operating loss of ($8.3) million and an adjusted net loss of ($7.8) million in the prior year. Negative free cash flow for the full year 2023 was ($9.1) million compared to ($10.8) million for the full year 2022.

Cash Balance and Liquidity

At December 31, 2023, Stereotaxis had cash and cash equivalents, including restricted cash, of $20.6 million and no debt.

Forward Looking Expectations

Stereotaxis anticipates double digit revenue growth for the full year 2024 driven by revenue recognition of system backlog and new system orders. Cognizant of the volatility in quarterly revenue and challenge in reliably anticipating revenue in any specific quarter, Stereotaxis is providing specific revenue guidance only for the first quarter of 2024 of approximately $7.0 million.

Stereotaxis’ balance sheet allows it to advance its transformative product ecosystem to market, fund its commercialization, and reach profitability without the need for additional financing.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 4, 2024, at 4:30 p.m. Eastern Time. To access the conference call, dial 1-800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 7954885. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Revenue:
Systems	$66	$2,196	$8,739	$6,845
Disposables, service and accessories	4,499	5,105	18,032	21,302
Total revenue	4,565	7,301	26,771	28,147

Cost of revenue:
Systems	749	1,985	8,058	5,802
Disposables, service and accessories	1,078	1,007	3,853	3,875
Total cost of revenue	1,827	2,992	11,911	9,677

Gross margin	2,738	4,309	14,860	18,470

Operating expenses:
Research and development	2,212	2,400	10,273	10,558
Sales and marketing	2,791	2,988	12,376	12,325
General and administrative	3,039	3,377	14,050	14,363
Total operating expenses	8,042	8,765	36,699	37,246
Operating loss	(5,304)	(4,456)	(21,839)	(18,776)

Other income	3	-	30	-
Interest income, net	261	302	1,096	484
Net loss	$(5,040)	$(4,154)	$(20,713)	$(18,292)
Cumulative dividend on convertible preferred stock	(339)	(338)	(1,343)	(1,343)
Net loss attributable to common stockholders	$(5,379)	$(4,492)	$(22,056)	$(19,635)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.06)	$(0.27)	$(0.26)

Diluted	$(0.07)	$(0.06)	$(0.27)	$(0.26)

Weighted average number of common shares and equivalents:
Basic	82,702,722	76,308,259	80,702,358	76,061,183

Diluted	82,702,722	76,308,259	80,702,358	76,061,183

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	December 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,818	$8,586
Restricted cash - current	525	525
Short-term investments	-	19,844
Accounts receivable, net of allowance of $672 and $235 at 2023 and 2022, respectively	3,822	5,090
Inventories, net	8,426	7,876
Prepaid expenses and other current assets	676	1,325
Total current assets	33,267	43,246
Property and equipment, net	3,304	3,831
Restricted cash	219	744
Operating lease right-of-use assets	4,982	5,384
Prepaid and other non-current assets	137	208
Total assets	$41,909	$53,413

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,190	$3,270
Accrued liabilities	2,972	3,306
Deferred revenue	6,657	7,342
Current portion of operating lease liabilities	428	373
Total current liabilities	13,247	14,291
Long-term deferred revenue	1,637	1,654
Operating lease liabilities	5,062	5,488
Other liabilities	43	51
Total liabilities	19,989	21,484

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,358 and 22,383 shares outstanding at 2023 and 2022, respectively	5,577	5,583
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2022	-	6
Common stock, par value $0.001; 300,000,000 shares authorized, 80,949,697 and 74,874,459 shares issued at 2023 and 2022, respectively	81	75
Additional paid-in capital	554,148	543,438
Treasury stock, 4,015 shares at 2023 and 2022	(206)	(206)
Accumulated deficit	(537,680)	(516,967)
Total stockholders’ equity	16,343	26,346
Total liabilities and stockholders’ equity	$41,909	$53,413